Exhibit 99.1

Press Release

Avnet, Inc. Completes Acquisition of IT Solutions Division of Acal plc

Acquisition expands the value offered to Avnet’s partners with the addition of new solutions and services capabilities

Phoenix, Arizona, December 17, 2007 — Avnet Inc. (NYSE: AVT) today announced that it has completed its acquisition of the IT Solutions Division of Acal plc. The acquired business, which has annual revenues of approximately $200 million, is a leading European value-added distributor for Storage Networking (SAN), Networking, Security, Electronic Document Management, as well as managed and professional services. The division, which has operations in the UK, the Netherlands, Belgium, Germany, France and Sweden, will be integrated into Avnet Technology Solutions’ EMEA business.

Dick Borsboom, President of Avnet Technology Solutions EMEA, commented, “This acquisition extends our depth of expertise in the IT solutions and services arena by adding new competencies in high growth areas and expanding our ability to deliver multi-vendor solutions. The addition of 200 skilled employees and 2000 Acal resellers broadens our solutions-selling portfolio and creates additional opportunities for cross selling.”

Following on the recently completed acquisition of the Magirus Enterprise Division, Avnet Technology Solutions is substantially building its market presence in the areas of managed and professional services, SAN, Networking and Security solutions. The acquisition also opens new markets to Avnet Technology Solutions, such as Electronic Document Management today operating under the name Headway Technologies.

“We are executing well on our goal to be the premier, value-add distributor in Europe”, added Mr. Borsboom “The acquisition of Acal is another clear affirmation of our vision to be the leader in delivering solutions that can accelerate the growth of our trading partners.”

Forward-looking statements

This press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as mended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future business and/or financial success or the business outlook and represent the Company’s judgment as of the date of this release. Risk and uncertainties that may materially affect the actual results are described from time to time in Avnet’s SEC filings, including the Company’s reports on Form 10-K, Form 10-Q and Current Reports on 8-K.

About Avnet

Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and technology services and solutions with more than 300 locations serving 70 countries worldwide. The company markets, distributes and optimizes the supply-chain and provides design-chain services for the products of the world’s leading electronic component suppliers, enterprise computer manufacturers and embedded subsystem providers. Avnet brings a breadth and depth of capabilities, such as maximizing inventory efficiency, managing logistics, assembling products and providing engineering design assistance for its 100,000 customers, accelerating their growth through cost-effective, value-added services and solutions. For the fiscal year ended June 30, 2007, Avnet generated revenue of $15.68 billion. For more information, visit www.avnet.com. (AVT_IR)

About Avnet Technology Solutions
Avnet Technology Solutions is an operating group of Avnet, Inc. (NYSE:AVT) representing US$6 billion in revenue for the fiscal year ending June 30, 2007, with locations in more than 30 countries. As a global technology sales and marketing organization, Avnet Technology Solutions has sales divisions focused on specific customer segments and a select line card strategy enabling an exceptional level of attention to the needs of its customers and suppliers. Visit www.ats.avnet.com

About Acal Storage Networking
ACAL Storage Networking is a 100% owned subsidiary of the ACAL plc group. The group’s focus is value-added distribution, providing specialist design-in, sales and marketing services, for international suppliers in the field of Electronic Components, Information Technology Products, Personal Computer Spare Parts and Industrial Controls. With its head quarters in Guildford Surrey (UK), the group has a turn over of £300 million and employs over 1000 people in various offices throughout Europe. Fore more information visit www.acalsn.com

For more information, please contact:
Kirsten Klatt
European Communications Director
Avnet Technology Solutions, EMEA
Tel.: +49 (0) 2153-733 328

Al Maag
Chief Communications Officer
Avnet, Inc.
Tel.: +1 (480) 643-7719

Investor Relations:
Vincent Keenan
Vice President, Investor Relations
Tel.: +1 (480) 643-7053